Exhibit 10.1

Amendment No. One to Lease
Resonant

This Amendment dated May 5, 2015 is by and between SeaBreeze I Venture TIC ("Lessor") and Resonant, Inc. (''Lessee"). Lessor and Lessee entered into a Lease Agreement dated November 11, 2013 (the "Lease") for the premises known as Suite 306 at 111 Anza Boulevard, Burlingame, California.
Such Lease is hereby amended as follows:

Premises: Suite 306, consisting of approximately 1,759 square feet

Lease Term: One (1) Year-November 24, 2015 to November 30, 2016

Base Rent
Schedule:     Year 1:         $2.80 per square foot         $4,925.00 per month

Base Year:     Per Paragraph 4 of the Lease, the Base Year shall be 2016.

Security
Deposit:     Per existing lease agreement, Landlord shall retain Security Deposit

All other terms and conditions of the Lease shall remain unchanged.

AGREED & ACCEPTED:

LESSOR	LESSEE
SeaBreeze I Venture TIC	Resonant, Inc.
/s/ Phillip Raiser	/s/ Terry Lingren
Phillip Raiser, Agent	Terry Lingren
Date: 5/19/15	Date: 5/19/15